                                     CONSENT


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related prospectus of Trigen Energy Corporation and subsidiaries for the registration of 200,000 shares of its common stock and to the incorporation by reference therein of our report dated January 28, 1994, with respect to the consolidated financial statements of United Thermal Corporation and subsidiaries for the eleven months ended November 30, 1993, which have also been incorporated by reference therein and filed with the Securities and Exchange Commission.



                                                      /s/   ERNST & YOUNG LLP
                                                            ERNST & YOUNG LLP


New York, New York
October 7, 1996